                             ARTICLES SUPPLEMENTARY
                                       OF
                     CREDIT SUISSE INSTITUTIONAL FUND, INC.


            CREDIT SUISSE INSTITUTIONAL FUND, INC. (the "Fund"), a Maryland corporation with its principal corporate offices in the State of Maryland in Baltimore, Maryland, DOES HEREBY CERTIFY:

1. The Fund is registered as an open-end company under the Investment Act of 1940.

2. The total number of shares of capital stock of all classes that the Fund has authority to issue are sixteen billion (16,000,000,000) shares having an aggregate par value of sixteen million dollars ($16,000,000).

3.    The number of shares of each class are as follows:

                  Number of Shares         Designation
                  ----------------         -----------

                  1,000,000,000            International Equity Portfolio

                  1,000,000,000            Small Company Growth Portfolio

                  1,000,000,000            Emerging Markets Portfolio

                  1,000,000,000            Value Portfolio

                  1,000,000,000            Japan Growth Portfolio

                  1,000,000,000            Small Company Growth Portfolio

                  1,000,000,000            Warburg Pincus Post-Venture Capital
                                           Portfolio

                  3,000,000,000            Cash Reserve Portfolio

                  1,000,000,000            Major Foreign Markets Portfolio

                  1,000,000,000            Global Telecommunications Portfolio

                  1,000,000,000            High Yield Portfolio

                  1,000,000,000            Long-Short Market Neutral Portfolio

                  1,000,000,000            Investment Grade Fixed Income
                                           Portfolio

4. The number of authorized shares of capital stock of the Fund is increased by five billion (5,000,000,000) shares, par value $.001 per share with an aggregate par value of Five Million Dollars ($5,000,000), to twenty one billion (21,000,000,000) shares with an aggregate par value of twenty one million dollars($21,000,000).

5. Three billion (3,000,000,000) are classified as three series of stock, each comprised of one billion (1,000,000,000) Shares to be known, as the "Select Equity Portfolio", the "Capital Appreciation Portfolio" and the "Small Cap Value Portfolio" (the "Portfolios").

6. The Shares of the Portfolios classified hereby shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as set forth in Article V, Section 4 of the Charter and shall be subject to all provisions of the Charter relating to Shares generally.

7. The Board of Directors of the Fund increased the total number of authorized shares of capital stock that the Fund has authority to issue in accordance with Section 2-105(c) of the Maryland General Corporation Law and classified the shares of the Portfolios under the authority contained in Article V, Sections 2 and 3 of the Charter.

            IN WITNESS WHEREOF, the undersigned have executed these Articles Supplementary on behalf of Credit Suisse Institutional Fund, Inc. and acknowledge that it is the act and deed of the Fund and state, under penalty of perjury, to the best of the knowledge, information and belief of each of them, that the matters contained herein with respect to the approval thereof are true in all material respects.



Dated: October 3, 2001                   CREDIT SUISSE INSTITUTIONAL FUND, INC.



                                         By:
                                            -----------------------------------
                                         Name: Hal Liebes
                                         Title: Vice President and Secretary
ATTEST:


---------------------------------

Name:
Title: Assistant Secretary